Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SenesTech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	150,000	(2)	$2.80	(5)	$420,000.00	(5)	0.00011020	$46.28
Equity	Common Stock, par value $0.001 per share	457(h)	99,000	(3)	$2.66	(6)	$263,340.00	(6)	0.00011020	$29.02
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	18,799	(4)	$2.80	(5)	$52,637.00	(5)	0.00011020	$5.80
Total Offering Amounts							$735,977.00			$81.10
Total Fee Offsets										—
Net Fee Due										$81.10

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of SenesTech, Inc. (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”), that may become issuable by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.
(2)	Represents shares of Common Stock authorized for issuance under the SenesTech, Inc. 2018 Equity Incentive Plan, as amended.
(3)	Represents an aggregate of shares issuable under inducement stock option awards granted December 14, 2022 in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to Joel L. Fruendt’s, Dan Palasky’s, and Alice Myton’s entering into employment with the registrant.
(4)	Represents shares issuable under an inducement restricted stock unit award granted to Mr. Fruendt, the registrant’s Chief Executive Officer, on December 14, 2022, in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to Mr. Fruendt’s entering into employment with the registrant.
(5)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Stock Market LLC on February 9, 2023.
(6)	Pursuant to 457(h) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price are calculated on the basis of the exercise price of the options outstanding under the inducement stock option award.